SHELTON FUNDS 485BPOS

Exhibit 99.(e)(4)

SHELTON FUNDS

AMENDMENT NO. 2

TO

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of March 27, 2026 (this “Amendment”) to the Amended and Restated Distribution Agreement dated as of February 8, 2018, as amended (the “Agreement”), is entered into by and between SHELTON FUNDS, a Delaware statutory trust, (the “Trust”) and RFS PARTNERS, LP, a California limited partnership (the “Distributor”).

WHEREAS, the Trust and the Distributor wish to amend the Agreement to reflect the current series of the Trust and to add services to be provided by the Distributor to certain exchange-traded funds organized as series of the Trust.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Appendix A to the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto;

2.	Appendix B to the Agreement is hereby deleted in its entirety and replaced with a new Appendix B attached hereto; and

3.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

SHELTON FUNDS		RFS PARTNERS, LP

By:		By:
Name:	Stephen C. Rogers	Name:	Stephen C. Rogers
Title:	Chairman & President	Title:	President

APPENDIX A

LIST OF SERIES

Green California Tax-Free Income Fund

S&P 500 Index Fund

S&P MidCap Index Fund

S&P SmallCap Index Fund

Shelton Equity Income Fund

Nasdaq-100 Index Fund

U.S. Government Securities Fund

The United States Treasury Trust

Shelton Sustainable Equity Fund

Shelton Tactical Growth & Income ETF

APPENDIX B

SERVICES

For each series of the Trust not organized as an exchange-traded fund, the Distributor shall provide the following services:

Act as legal underwriter/distributor

Maintain and supervise FINRA registrations for licensed individuals

Provide investment company advertising and sales literature review, approval, FINRA filings and record maintenance

Prepare, update, execute and maintain financial intermediary agreements

Administer intermediary due diligence program

Perform financial intermediary payments and reporting

Support financial intermediary relations

ETF SERVICES

With respect to each series of the Trust organized as an exchange-traded fund (each, an “ETF” and collectively, the “ETFs”), the Distributor shall provide the following services:

1.	Sale of Creation Units; Services: The Trust grants to the Distributor the exclusive right to sell Creation Units of each ETF listed on Appendix A hereto, on the terms and during the term of this Agreement and subject to the registration requirements of the 1933 Act and the rules and regulations of the SEC, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2.	Duties of the Distributor:

a.	The Distributor agrees that at the request of the Trust, the Distributor shall enter into certain agreements (“Participant Agreements”) between and among DTC Participants or participants in the Continuous Net Settlement System of the National Securities Clearing Corporation (“Authorized Participants”), the Distributor and the transfer agent (as applicable), for the purchase of Creation Units of an ETF.

b.	The Distributor shall consult with the Trust or its agent with respect to the production and printing of prospectuses to be used in connection with creations by Authorized Participants of Creation Units.

c.	The Distributor shall review and approve all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA as necessary or appropriate.

d.	If the Trust, on behalf of any ETF, adopts a distribution and/or shareholder servicing plan(s) pursuant to Rule 12b-1 under the 1940 Act (the “Plan”), the Distributor shall enter into selling and/or investor servicing agreements or similar (“Sales and Investor Services Agreements”), consistent with applicable law and the registration statement and prospectus, with various broker-dealers, to sell Shares and provide services to shareholders. and

e.	it shall pay, from the fees received from the Trust pursuant to any such Plan(s), all fees and make reimbursement of all expenses, pursuant to and in accordance with such Plan(s) and any and all Sales and Investor Services Agreements. In no event shall Distributor pay any fees pursuant to any such Plan(s) until it has received payment of such fees from the Trust or the adviser.

3.	Solicitation of Sales: In consideration of these rights granted to the Distributor, the Distributor agrees to use reasonable efforts in connection with the distribution of Creations Units of an ETF; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers. The Trust reserves the right to suspend sales upon due notice to Distributor if in the judgment of the Trust it is in the best interests of the Trust to do so.